Exhibit 21.01

LIST OF SUBSIDIARIES OF II-VI INCORPORATED

Subsidiary	Jurisdiction of Incorporation
VLOC Incorporated	Pennsylvania
Exotic Electro-Optics, Inc.	California
II-VI Wide Band Gap, Inc.	Pennsylvania
II-VI Delaware, Incorporated	Delaware
Marlow Industries, Inc.	Texas
Marlow Industries Asia, Inc.	Delaware
II-VI Holdings B.V.	The Netherlands
II-VI Deutschland Holdings GmbH	Germany
II-VI Deutschland GmbH	Germany
II-VI Singapore Pte., Ltd.	Singapore
II-VI International Pte., Ltd.	Singapore
II-VI Optics (Suzhou) Co. Ltd.	China
II-VI Japan Incorporated	Japan
II-VI U.K. Limited	England
II-VI Belgium N.V.	Belgium
II-VI LOT Suisse S.a.r.l. (75%)	Switzerland
Marlow Industries, Ltd.	England
II-VI Vietnam Co. Ltd.	Vietnam
II-VI Technologies (Beijing), Co., Ltd.	China
II-VI Trading (Suzhou) Co. Ltd.	China